                                                                   Exhibit 2(i)

                                                     March 1, 1996


Mr. Thaddeus A. Majerek
Michiana News Services, Inc.
2232 South 11th Street
Niles, Michigan 49120

         Re: Option to Acquire the Majerek Companies

Dear Tad:

         This Option Agreement is made and entered into this _____ day of March, 1996, by and between UNITED MAGAZINE COMPANY (hereinafter referred to as "Buyer") and Thaddeus S. Majerek, Thaddeus A. Majerek (individually and as trustee), Michael J. Majerek (individually and as trustee), Jeffrey A. Majerek, Anita M. Majerek, Thomas E. Majerek, Jeanine E. Gilbert, Deborah A. Toman and David W. Majerek (hereinafter collectively referred to as "Sellers" or "Shareholders") for an option to acquire Michiana News Services, Inc., a Michigan corporation, together with its trucking company (Toman) and re-ship operations (hereinafter referred to as the "Company"), having wholesale newspaper, magazine and periodicals distribution businesses with offices located in Niles, Michigan, under the following terms and conditions:

         1. For and in consideration of the sum of one hundred and no/100 dollars ($100.00), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby grant to Buyer the option, during the term set forth in Paragraph 4 hereof (the "Term"), to cause the Company to merge with a to-be-formed wholly-owned subsidiary of Buyer ("Sub"). Buyer may exercise its option upon written notice to the Company at any time during the Term.

         2. The consideration payable to the shareholders of the Company in the event of the contemplated merger shall be calculated as follows:

                  a. an amount equal to sixty percent (60% of the net annual wholesale sales of the Company, to be calculated as of December 31, 1995; plus or minus


                  b. the actual net worth of the Company (exclusive of any intangibles), which is estimated to be a deficit of two million one hundred two thousand five hundred seventy-eight and no/100 dollars

         ($-2,102,578.00), such amount to be increased or decreased as of date of closing pursuant to a certified financial statement to be completed by the parties in accordance with generally accepted accounting principles.

                  c. Exhibit A is attached hereto to illustrate the procedure (but not necessarily the amounts) agreed upon in making the calculations in paragraph 2(b), above.

         3. Buyer and the Company acknowledge and agree that the estimated net total of Paragraphs 2(a) and 2(b), above, as of the date of execution of this Option Agreement, amounts to approximately fourteen million seven hundred fifty-five thousand three hundred ninety-eight and no/100 dollars (14,755,398.00), based upon the Company's PRO FORMA financial statement attached hereto as Exhibit A. Such figure, as adjusted at closing, shall be the total Consideration, to be payable as follows:

                  a. fifty-seven and ninety-three hundredths percent (57.93%) of the Consideration shall be payable in voting common shares of the capital stock of Buyer, to be valued for the purposes of this transaction at one and 50/100 dollars ($1.50) per share. Sellers understand and agree that the shares of Buyer's capital stock will be restricted pursuant to applicable federal securities regulations;

                  b. forty-two and seven hundredths percent (42.07%) of the Consideration shall be payable in immediately available funds at closing, as hereinafter defined.

         4. The term of this Option Agreement shall commence upon the written acceptance by the Company of this proposal, and shall continue thereafter until the earlier of (i) the termination or expiration of either of Buyer's options to purchase the assets of Ohio Periodical Distributors, Inc., Northern News Company and MacGregor News Agency, Inc. (collectively, the "Scherer Companies") and to acquire The Stoll Companies ("Stoll") on terms and conditions set forth on Exhibits B and C, respectively, hereto; (ii) the exercise of the Company's election to terminate this option pursuant to this Paragraph 4; or (iii) August 31, 1996. In the event Buyer does not purchase the assets of Scherer Companies and close on the merger of Stoll on the terms and conditions set forth in Exhibits B and C hereto simultaneous with the Closing of the merger of the Company and the Sub, then the Company may, in its sole discretion, either proceed to close with Buyer on this transaction or refuse to do so. Notwithstanding anything contained herein to the contrary, the Company shall have the right to terminate this Option Agreement and Buyer's rights hereunder on written notice to Buyer in the event Buyer has not, on or before May 31, 1996, obtained a financing commitment satisfactory to Buyer to enable Buyer to complete the merger of the Company and the acquisition Stoll and the assets of

Scherer Companies or if there has, since the date hereof, been a material adverse change in the financial condition or prospects of Buyer or any of its subsidiaries, the Sherer Companies or Stoll.

         5. During the term of this option, the Company shall retain the exclusive right to continue operating its businesses. The Company shall strive to maintain, to the extent possible, the current balance sheet and profitability of the Company as reported to Buyer at the execution of this Agreement. At closing, the Company and its shareholders shall warrant to Buyer the accuracy of its balance sheet. During the Company's continuing operations, the parties acknowledge that the Company may find itself in competitive bid situations with Buyer, and the parties agree that the submission of such proposals by either party shall have no effect on the continued viability of this Option Agreement. Further, Sellers agree that from and after the execution of this Option Agreement, Sellers will cause the business of the Company to be conducted in the usual and ordinary course, and will, consistent with such operation, use all reasonable efforts to preserve the present business organization substantially intact and to continue the present business relationships with publishers and customers. In the event Sellers acquire Twin City News Agency, Inc. of Lafayette, Indiana, prior to closing under the Stock Purchase Agreement, the value of the annualized sales of the acquired agency shall be included in the calculation of the purchase price under this option at an amount equal to the formula set forth in paragraph 2, above.

         6. Notwithstanding anything contained herein to the contrary, the Company reserves the right to sell non-operating assets and to make distributions to its shareholders to the extent such transactions will not inhibit the Company from achieving as of Closing the targets set forth on its PRO FORMA balance sheet attached hereto as Exhibit A.

         7. During the term of this option, Sellers shall cooperate with Buyer to complete Buyer's due diligence process on the Company, and further, Sellers shall cooperate with Buyer and assist in its negotiations with lending institutions and investment bankers as may reasonably be required by Buyer. The parties agree that they will both participate in any presentations that may be made to either investment banks or lending institutions. Buyer and the Company further covenant and agree that they will work together to bring the transaction contemplated hereunder to a successful conclusion. The Company shall make available to Buyer, for its due diligence, all of the Company's records, including tax and accounting records, and any other information on the Company as may be required by Buyer. The Company acknowledges that Buyer's decision to exercise this option is dependent upon its ability to complete a thorough due diligence review of the Company.

         8. During the Term of this Option, Buyer will cause its business and the business of its wholly-owned subsidiaries to be conducted in the usual and ordinary course and will not amend, modify or otherwise supplement its option agreements with the Scherer Companies attached hereto as Exhibit B and with Stoll, attached hereto as Exhibit C, without the Company's prior written consent.

         9. In the event Buyer elects not to exercise the option granted hereunder, Buyer and Sellers hereby agree, for themselves, their successors and assigns, to release and forever discharge the other party, its successors and assigns, from any and all debts, claims, demands, damages, actions and causes of action whatsoever, past, present or future, which can or may ever be asserted as a result of, or in any way arising out of, this Option Agreement and/or the effects or consequences thereof.

         10. The parties recognize that the nature of information being made available to Buyer and its agents and employees pursuant to its due diligence review of the Company is of such a confidential nature that the parties agree that this information shall be kept confidential, and in the event Buyer does not exercise its option to purchase the Company, all records and information shall be immediately returned to Sellers.

         11. The parties agree that, immediately upon Buyer's exercise of the option provided hereunder, they shall enter into good faith negotiations of a Merger Agreement acceptable to Buyer and the Company's shareholders which sets forth usual and customary provisions, representations, warranties, covenants and indemnities (and limitations thereof) of Buyer, the Company and its shareholders, including, but not limited to, those relating to the ownership of assets, compliance with laws, accuracy of financial statements, existence of contracts and such other items as may be reasonably required by Buyer or the Company and its shareholders, with all said representations, warranties, covenants and indemnities to survive the closing, such agreement to be fully executed within thirty (30) days after Buyer provides to the Company written notices of its exercise of this option. The transaction is intended to qualify as a partially tax-free reorganization with cash boot of up to 49% of the Consideration. Performance by Sellers is contingent upon this transaction qualifying as a tax-free exchange of the corporate stock. The transaction shall close no later than thirty (30) days after the execution of the definitive Merger Agreement.

         12. The parties agree that the terms and conditions of any addendum executed by the parties to amend or expand upon the terms of this option, shall thereafter be incorporated by reference into this Option Agreement.

         13. The parties agree that, upon the execution of this Option Agreement, they will enter into a Joint Operating Agreement, in the form attached hereto as Exhibit B, for the purposes of preserving, maintaining and enhancing the value of the optioned companies during the term of this option.

         Please acknowledge your agreement with the terms and conditions of the option outlined above by signing and returning to me the enclosed copy of this Option Agreement. Buyer and Sellers agree and acknowledge that they execute this Option Agreement intending to be legally bound.

                                                      Very truly yours,

AGREED TO AND ACCEPTED                                UNITED MAGAZINE COMPANY,
this _____ day of March, 1996                         an Ohio corporation


_________________________                             _________________________
Thaddeus A. Majerek                                   By: Ronald E. Scherer
individually and on behalf of the                     Its: Chairman
Company and its shareholders

                                    ADDENDUM
                              To Option Agreement

         An Addendum made this _____ day of ____________ , 1996, to an Option Agreement for the acquisition of Michiana News Service, Inc., entered into by and between United Magazine Company and Thaddeus S. Majerek, representing the Majerek family interests ("Majerek"). The parties understand and agree that the following terms and conditions will be met to the mutual satisfaction of both parties at the time of closing.

1. Prior to or at closing on the merger, Thaddeus S. Majerek and A. Marie Majerek shall be released from all personal liability for the debts and obligations of Michiana News Service, Inc. ("Michiana") which they have personally guaranteed.

2. At closing on the merger, Unimag/Michiana will enter into a supply agreement with Hall of Cards and Books, Inc., an Indiana corporation ("HOCAB"). The terms of the agreement will be the supply to HOCAB of wholesale magazines at Michiana's cost, plus 10% All books to be supplied to HOCAB by Unimag/Michiana at a 43% discount. This provision shall continue in effect for five (5) years provided that Majerek or his children or grandchildren, or entities controlled by them, shall have a majority interest in HOCAB or its successor(s). At the end of five (5) years, HOCAB shall receive Unimag/Michiana's (or if applicable, the survivor of Sub or Unimag/Michiana) best discount as calculated by averaging the discount then given to its three largest customers.

3. HOCAB owes Michiana, in accounts and notes receivable, an amount not in excess of $2,500,000.00. At closing on the Merger Agreement, Majerek shall pay in full, from the proceeds, all such accounts and notes receivable in excess of 60 days, except for the sum of $1,250,000.00, which will be converted to a cognovit note, amortized over five years at an interest rate equal to prime plus one percent (but not to exceed a total annual rate of ten percent) with HOCAB to make 60 equal monthly installments of principal plus interest. The note will be secured by the stock of HOCAB and by 833,333 shares of the Unimag stock owned by Majereks after closing. The note shall contain such operating covenants and restrictions as are mutually satisfactory to the parties. The entire balance of the note shall be due on sale of a majority of the assets or stock of HOCAB to a purchaser other than the children or grandchildren of Majerek or entities controlled by them. Unimag/Michiana will have the right of first refusal to purchase HOCAB.

4. Real estate used by the operations of the business and known as the "Niles building" will be leased by Unimag/Michiana for a period of three years at an agreed upon market rental rate. Unimag/Michiana shall have an option to purchase the Niles building, exercisable at any time during the three years. Unimag/Michiana will have the sole right to sublease the property, but will at all times guarantee the performance of any sublease. During the term of the lease, Majereks shall have the right to list the building for sale and close on a sale, provided however, that Unimag/Michiana shall have the right of first refusal on any such sale. The Majerek real estate known as the "Ft. Wayne building" will be purchased by Unimag/Michiana with payment in full at closing. Each of the above buildings will be appraised by an independent national appraiser to establish both market rent and purchase price, and the parties shall share equally the cost of such appraisals.

5. At closing, Unimag/Michiana will purchase the assets and liabilities of Toman Trucking for $1.00 and other good and valuable consideration, based upon the following balance sheet items: Assets (to be valued at fair market value), including customer contracts, accounts receivable of $50,000.00 and trailers valued at $50,000.00; and liabilities, including bank debt at $55,000.00 and trailer installment notes at $45,000.00. Unimag/Michiana will assume the leases on the six tractors and employ Steve Toman. The above amounts are approximate. Liabilities assumed or paid shall not exceed the value of the assets.

6. Closing on the Merger Agreement shall be subject to Unimag/Michiana entering into three year employment agreements with Mike Gilbert, Dave Majerek and Tad Majerek, upon terms and conditions reasonably satisfactory to the parties.

7. The above agreements shall be binding upon Unimag/Michiana, its assigns or successors in interest.

If you agree that these items are the issues to be addressed at the time of closing in form and substance, please so indicate by your signature, and this document will be made a part of the Option Agreement.



/s/ Ronald E. Scherer                     /s/ Thaddeus A. Majerek
------------------------------            -------------------------------------
Ronald E. Scherer                         Thaddeus A. Majerek, individually and
Chairman                                  on behalf of Michiana and its
United Magazine Company                   Shareholders

                                                                         Unimag

-----------------------------------------------------------------------------------------------------------------------------------
Normalized Balance Sheet                                  PURCHASE      PHASE 1                               PURCHASE      PHASE 2
As of December 31, 1995           UNIMAG      SCHERER   ACCOUNTING        TOTAL        STALL      MAJEREK   ACCOUNTING        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
Current Assets
Cash                             232,040      405,142                   637,182    4,586,593            0            0    5,223,775
Account Receivable
  Trade                        6,581,522    5,455,286                12,036,808    8,402,664    2,420,591            0   22,860,063
  Retail                               0    1,599,022                 1,599,022            0    1,183,000            0    2,782,022

Shareholder Receivable                 0            0                         0            0    1,921,486            0    1,921,486

Inventory                      5,641,769    4,099,853                 9,741,622   11,077,628    1,959,546            0   22,778,796
Other current Assets             316,075       16,116                   332,191      404,342      457,111            0    1,193,644
                             ------------------------------------------------------------------------------------------------------
  Total Current Asset         12,771,406   11,575,419                24,346,825   24,471,227    7,941,734            0   56,759,786
                             ------------------------------------------------------------------------------------------------------
Property Plant & Equipment
Land                                   0      590,000                   590,000       97,662            0            0      687,662
Building                         141,276    2,803,519                 2,944,795      751,230      398,000            0    4,094,025
Display Racks                          0      932,785                   932,785      978,859      728,399            0    2,640,043
Furniture and Fixtures           777,339    4,765,705                 5,543,044    1,153,811      645,500            0    7,342,355
Vehicles                         456,861    1,604,584                 2,061,445    1,045,277      285,679            0    3,392,401
Assets held for sale                                                                       0
                             ------------------------------------------------------------------------------------------------------
  Gross PP&E                   1,375,476   10,696,593                12,072,069    4,026,839    2,057,578            0   18,156,485
Accumulated Depreciation               0   (3,376,479)               (3,376,479)           0            0            0   (3,376,479)
                             ------------------------------------------------------------------------------------------------------
  Net                          1,375,476    7,320,114                 8,695,590    4,026,839    2,057,578            0   14,780,006
                             ------------------------------------------------------------------------------------------------------
Other assets
Notes Receivable nonrelated                         0                         0            0            0            0            0
Other                              2,950            0                     2,950      260,231        3,000            0      266,181
                             ------------------------------------------------------------------------------------------------------
                                   2,950            0                     2,950      260,231        3,000            0      266,181
                             ------------------------------------------------------------------------------------------------------
Intangibles
Purchase Premium                                        34,648,442   34,648,442                             77,738,090  112,386,532
O&R Records/customer list      2,183,819            0                 2,183,819      251,389      560,363            0    2,995,571
Non compete                      425,000            0                   425,000      294,733      971,752            0    1,691,485
Consulting                             0            0                         0            0      218,446            0      218,446
Goodwill                       8,611,331    3,000,890    1,384,432   12,996,653      889,127    1,080,388   (5,100,000)   9,866,168
                             ------------------------------------------------------------------------------------------------------
  Total Intangibles           11,220,150    3,000,890   36,032,874   50,253,914    1,435,249    2,830,949   72,638,090  127,158,202
                             ------------------------------------------------------------------------------------------------------

Total Assets                  25,369,982   21,896,422   36,032,874   83,299,278   30,193,546   12,833,261   72,638,090  198,964,175
                             ======================================================================================================
-----------------------------------------------------------------------------------------------------------------------------------

                                                                         UNIMAG

-----------------------------------------------------------------------------------------------------------------------------------
Normalized Balance Sheet                                  PURCHASE      PHASE 1                               PURCHASE      PHASE 2
As of December 31, 1995           UNIMAG      SCHERER   ACCOUNTING        TOTAL        STALL      MAJEREK   ACCOUNTING        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
Current Liabilities
Short term Debt                  345,575            0                   345,575    1,400,000      750,000            0    2,495,575
Current Portion long term debt   362,500            0                   362,500      190,262      822,000            0    1,374,762
Current Portion capital leases         0            0                                      0            0            0            0

Publisher Payables            12,161,026   16,032,023                28,193,049    8,882,233    4,268,422            0   41,343,704
Other payables                   806,269       21,240                   827,509      237,711            0            0    1,065,220
Accrued expenses                (327,040)      42,166                  (284,874)     364,077      122,240            0      201,443
Deferred taxes                         0      223,875                   223,875    2,339,312    1,022,400            0    3,585,587

458 Reserve                    1,532,286    2,186,137                 3,718,423    2,084,000      750,000            0    6,552,423

Related Party                          0            0                         0            0    1,109,859            0    1,109,859
                             ------------------------------------------------------------------------------------------------------
  Current Liabilities         14,880,616   18,505,441                33,386,057   15,497,595    8,844,921            0   57,728,573
                             ------------------------------------------------------------------------------------------------------
Long term debt
Long-term Debt                 1,652,837    4,761,142   16,977,737   23,391,716            0    3,259,969   38,091,664   64,743,349
Long term Capital leases               0                                      0            0            0            0            0
Dealer advance payments           40,000            0                    40,000            0            0            0       40,000
Pension & Postretirement       2,880,000                              2,880,000            0                         0    2,880,000
Other                                  0       14,272                    14,272            0            0            0       14,272

Related Party                          0                                      0            0            0            0            0
                             ------------------------------------------------------------------------------------------------------
                               4,572,837    4,775,414   16,977,737   26,325,988            0    3,259,969   38,091,664   67,677,621
                             ======================================================================================================

                             ------------------------------------------------------------------------------------------------------
Common stock subject to Puts   3,935,461                              3,935,461                                      0    3,935,461
                             ------------------------------------------------------------------------------------------------------
Stockholders Equity                         Asset Deal
Common Stock                         250   (1,384,432)   1,384,432          250    5,000,000      100,000   (5,100,000)         250
Paid in Capital               42,744,575            0   17,670,705   60,415,280            0            0   39,646,426  100,061,706
Retained earnings            (40,763,757)           0            0  (40,763,757)   9,695,951      628,371            0  (30,439,436)
                             ------------------------------------------------------------------------------------------------------
                               1,981,068   (1,384,432)  19,055,137   19,651,773   14,695,951      728,371   34,546,426   69,622,520
                             ------------------------------------------------------------------------------------------------------
Total Liabilities and
Stockholders Equity           25,369,982   21,896,422   36,032,874   83,299,278   30,193,546   12,833,261   72,638,090  198,964,175
                             ======================================================================================================
-----------------------------------------------------------------------------------------------------------------------------------


                                                                         UNIMAG

-----------------------------------------------------------------------------------------------------------------------------------
Normalized Income Statement                               PURCHASE      PHASE 1                               PURCHASE      PHASE 2
As of December 31, 1995           UNIMAG      SCHERER   ACCOUNTING        TOTAL        STALL      MAJEREK   ACCOUNTING        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
Sales                         57,039,662   65,056,274               122,095,936   82,869,983   28,096,626               233,062,545
Cost of Sales                (44,878,484) (48,612,571)              (93,491,055) (61,984,576) (22,013,114)             (177,488,745)
                             ------------------------------------------------------------------------------------------------------
Gross Profit                  12,161,178   16,443,703                28,604,881   20,885,407    6,083,512                55,573,799
GPM%                               21.32%       25.28%                    23.43%       25.20%       21.65%                    23.85%

Other Operating Income         1,688,265    1,851,624                 3,539,889    1,824,972      580,004                 5,944,865

Employee Related Costs        (8,196,084)  (9,588,702)              (17,784,786) (11,578,187)  (2,964,215)              (32,327,188)
Other SG&A                    (4,012,008)  (3,826,281)               (7,838,289)  (5,817,463)  (1,828,305)              (15,484,057)
Other Income, net                427,920       10,391                   438,311      471,857      160,111                 1,070,279
                             ------------------------------------------------------------------------------------------------------
EBITDA                         2,069,271    4,890,734                 6,960,005    5,786,586    2,031,107                14,777,698
Cash Interest                   (219,865)    (122,383)                 (342,248)           0     (577,789)                 (920,037)
                             ------------------------------------------------------------------------------------------------------
Operating Cash Flow            1,849,406    4,768,352                 6,617,758    5,786,586    1,453,318                13,857,661

Non cash
  Depreciation & Amort.       (1,128,259)    (694,614)   (900,822)  (2,723,695)   (1,167,005)  (1,011,636)  (1,557,844)  (6,460,180)
  Put Interest                  (369,437)           0                 (369,437)            0            0                  (369,437)
  Consulting in stock           (294,719)           0                 (294,719)            0            0                  (294,719)
                             ------------------------------------------------------------------------------------------------------
Total non cash                (1,792,415)    (694,614)   (900,822)  (3,387,851)   (1,167,005)  (1,011,636)  (1,557,844)  (7,124,336)
                             ------------------------------------------------------------------------------------------------------
Net Income before tax             56,991    4,073,737    (900,822)   3,229,906     4,619,581      441,682    (1,557,844)  6,733,325
                             ======================================================================================================
  RETURN ON SALES                                6.26%                    2.65%         5.57%        1.57%                     2.89%

Purchase Price
  60% of sales                             39,033,764               39,033,764    49,721,990   16,857,976               105,613,730
  +/- tangible net worth                   (4,385,322)              (4,385,322)   13,260,702   (2,102,578)                6,772,801
                             ------------------------------------------------------------------------------------------------------
Total purchase price                       34,648,442               34,648,442    62,982,691   14,755,397               112,386,531
                             ======================================================================================================
Distribution
  Cash                                     16,977,737               16,977,737    29,513,689    6,207,596                52,699,021
  Stock of Unimag                          17,670,705               17,670,705    33,469,002    8,547,802                59,687,509
                             ======================================================================================================
                                           34,648,442               34,648,442    62,982,691   14,755,397              112,386,531
                             ======================================================================================================
Distribution
  Cash                                             49%                      49%        46.86%       42.07%
  Stock of Unimag                                  51%                      51%        53.14%       57.93%
                             ======================================================================================================
  Present Shares                  15,334   11,045,000               26,660,334                                          26,660,334
  New Shares                               11,780,470               11,780,470    22,312,668    5,698,534               39,791,673
  Total Shares After
   Purchase                   15,615,334   22,825,470               38,440,804    22,312,668    5,698,534               66,452,007
  Phase 1 Ownership                40.62%       59.38%                  100.00%
  Phase 2 Ownership                23.50%       34.35%                                 33.58%        8.58%                  100.00%
  Phase 3 Ownership                16.38%       23.95%                                 23.41%        5.98%
                             ======================================================================================================
-----------------------------------------------------------------------------------------------------------------------------------
